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                                                                    EXHIBIT 99.1
CONTACT:
---------
Ann Candelario
INS Investor Relations
(408) 542-0151
ann candelario@ins.com
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            International Network Services Announces Intent to File
         Registration Statement for Follow-On Offering of Common Stock

SUNNYVALE, CA - April 26, 1999 - International Network Services (NASDAQ: INSS), today announced that it intends to file a registration statement with the Securities and Exchange Commission in connection with a proposed public offering of approximately 3.5 million shares of its common stock. Of these shares, approximately 2 million would be offered by the Company and approximately 1.5 million by selling stockholders.

The proposed offering will only be made, if at all, by means of a prospectus. Proceeds from the sale of the shares expected to be sold by the Company will be used for working capital and general corporate purposes.